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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Cephalon, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2005

Dear Cephalon Stockholder:

        It is my pleasure to invite you to Cephalon's 2005 Annual Meeting of Stockholders. We will hold the meeting on Wednesday, May 18, 2005 at 9:30 a.m., Philadelphia time, at our corporate offices at 41 Moores Road, Frazer, PA 19355. Having the Annual Meeting at our offices provides an excellent opportunity for you to become better acquainted with Cephalon and its Board of Directors and management team. An admission ticket is printed on the back cover of this Proxy Statement that you must present to gain access to the meeting.

        During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement that follows, update you on important developments in our business and respond to any questions that you may have about the Company.

        Whether or not you expect to attend the meeting, please vote your shares using any of the following methods: vote by telephone or the Internet, as described in the instructions on the proxy card; sign and return the proxy card in the enclosed envelope; or vote in person at the meeting.

        On behalf of your Board of Directors, thank you for your continued support and interest in Cephalon. I look forward to seeing you at the meeting on May 18.

Very truly yours,
Frank Baldino, Jr., Ph.D. Chairman and Chief Executive Officer

CEPHALON, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 18, 2005

TO THE STOCKHOLDERS OF CEPHALON, INC.:

        The Annual Meeting of Stockholders of CEPHALON, INC. will be held at the Company's corporate offices at 41 Moores Road, Frazer, PA 19355, on Wednesday, May 18, 2005, at 9:30 a.m., Philadelphia time. At the meeting, the holders of the Company's outstanding Common Stock will act upon the following matters:

  1.
  To elect eight directors;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2005; and

  3.
  To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

        All stockholders of record as of the close of business on March 24, 2005 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any postponements or adjournments thereof. A list of stockholders of the Company entitled to vote at the meeting will be available for inspection by any stockholder at the Annual Meeting and during normal business hours at the Company's corporate offices during the 10-day period immediately prior to the date of the Annual Meeting.

By Order of the Board of Directors,

JOHN E. OSBORN Secretary

Frazer, Pennsylvania
April 6, 2005

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY
CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE
UNITED STATES, OR OTHERWISE VOTE VIA THE INTERNET OR BY TELEPHONE
IN THE MANNER DESCRIBED ON THE PROXY CARD. IF A STOCKHOLDER
DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED,
REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

CEPHALON, INC.
41 Moores Road
Frazer, PA 19355

PROXY STATEMENT

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cephalon, Inc. (the "Company" or "Cephalon"), for use at the 2005 Annual Meeting of Stockholders to be held at 41 Moores Road, Frazer, Pennsylvania on Wednesday, May 18, 2005, at 9:30 a.m., Philadelphia time, and any postponements or adjournments thereof. This proxy statement and the accompanying proxy card are being distributed to stockholders on or about April 13, 2005.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

        At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting, including the election of directors. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to vote at the meeting?

        Only stockholders of record at the close of business on March 24, 2005, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of Cephalon Common Stock?

        Each outstanding share of Cephalon Common Stock will be entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

        Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, please note that you may be asked to present your admission ticket (located on the back cover of this Proxy Statement) and a valid picture identification, such as a driver's license or passport.

        Please also note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the Common Stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 57,702,980 shares of Common Stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of Common Stock representing at least 28,851,490 votes will be required to establish a quorum.

        Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote my shares?

        If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

        If you are a registered stockholder (that is, if you hold your stock in certificate form), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in "street name," please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Standard Time, on May 17, 2005.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date (or by submitting a new proxy via the Internet or by telephone). If you attend the meeting in person, you may request that the powers of the proxy holders be suspended with respect to your shares, although attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote my 401(k) shares?

        If you participate in the Cephalon, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"), you may give voting instructions as to the number of shares of Common Stock equivalent to the interest in Cephalon Common Stock credited to your account as of the record date. You may provide voting instructions to The Vanguard Group by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions received by May 16, 2005. If you do not send instructions, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What are the Board's recommendations?

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote FOR election of the nominated slate of directors (see Item 1) and FOR the ratification of PricewaterhouseCoopers (PwC) as independent registered public accountants for fiscal 2005 (see Item 2).

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

        Election of Directors.    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "Withhold" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. As a result, the director nominees receiving the highest number of votes will be elected to the Board.

        Ratification of Appointment of Independent Registered Public Accountants.    With regard to the ratification of the appointment of PwC as independent registered public accountants for fiscal 2005, the affirmative vote of the majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on this matter is required to approve such matter. Broker non-votes are not considered shares entitled to vote on this matter and therefore will not be taken into account in determining the outcome of the vote. Abstentions are considered shares entitled to vote on this matter and therefore will have the effect of a vote against this proposal.

Your vote is important. Please complete, sign and return the accompanying proxy card, or submit your proxy via the Internet or by telephone, whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy card from the broker or bank assigning voting rights to you for your shares.

GOVERNANCE OF THE COMPANY

Who are the current members of the Board?

        The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

Director	Stock Option and Compensation Committee	Audit Committee	Corporate Governance and Nominating Committee
Frank Baldino, Jr., Ph.D.
William P. Egan		*	*
Robert J. Feeney, Ph.D.(1)	**
Martyn D. Greenacre			**
Charles A. Sanders, M.D.	*		*
Gail R. Wilensky, Ph.D.		*
Dennis L. Winger		**
Horst Witzel, Dr.-Ing.	*

*
Member

**
Chair

(1)
On February 3, 2005, the Company announced that Dr. Feeney would retire from the Board of Directors, effective as of May 18, 2005.

How often did the Board meet during fiscal 2004?

        The Board of Directors of the Company met eight times during the fiscal year ended December 31, 2004. The Audit, Stock Option and Compensation and Corporate Governance and Nominating Committees met eleven, five and five times, respectively, during this same period. Each director attended all of the meetings of the Board of Directors and the respective committee or committees on which he or she served during such period, except for Mr. Greenacre who was unable to attend one Board meeting, Mr. Egan who was unable to attend one Board meeting and two committee meetings, and Mr. Winger who was unable to attend one committee meeting. Under the Company's Corporate Governance Guidelines, each director is expected to regularly attend meetings of the Board and the Committees on which such director sits, with the understanding that on occasion a director may be unable to attend a meeting.

        Under a policy adopted by the Corporate Governance and Nominating Committee in 2004, all directors are expected to make every reasonable effort to attend the Annual Meeting of Stockholders. All of the directors of the Company attended the 2004 Annual Meeting of Stockholders and we expect that all of the nominees for election will be present for the 2005 Annual Meeting on May 18, 2005.

What is the role of the Board's committees?

        The bylaws of the Company provide that the Board of Directors may by resolution designate committees, each of which shall consist of one or more directors. The Board of Directors presently has standing Audit, Stock Option and Compensation, and Corporate Governance and Nominating Committees.

        Audit Committee.    The functions of the Audit Committee are described in detail below under the heading "Report of the Audit Committee." The charter of the Audit Committee is available on the Investor section of the Company's website (www.cephalon.com/investor/index.html). The Audit Committee met eleven times during fiscal 2004.

        Mr. Winger has chaired the Audit Committee since June 2003. Mr. Winger is qualified as an audit committee financial expert within the meaning of Securities and Exchange Commission ("SEC")

regulations. In addition, the Board has determined, in accordance with the listing standards of the NASDAQ National Market, that Mr. Winger meets the standards of financial sophistication set forth therein and that each other member of the audit committee is able to read and understand fundamental financial statements.

        All of the members of the Audit Committee are independent within the meaning of SEC regulations, Rule 4200(a)(15) of the listing standards of the NASDAQ National Market and the Company's Corporate Governance Guidelines.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company's Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board's annual review of director independence and the Board's performance evaluation. The charter of the Corporate Governance and Nominating Committee is available on the Investor section of the Company's website (www.cephalon.com/investor/index.html). The Committee met five times during fiscal 2004.

        All of the members of the Committee, except Mr. Greenacre, are independent within the meaning of SEC regulations, the listing standards of the NASDAQ National Market and the Company's Corporate Governance Guidelines. Mr. Greenacre is not considered independent because he previously was a party to a consulting agreement with the Company; this agreement was terminated by the Company in March 2003. See "Certain relationships and related transactions—What related party transactions involved directors" below. The Board has unanimously determined (with Mr. Greenacre abstaining) that it believes it is in the best interests of Cephalon and its stockholders that Mr. Greenacre remain as a non-independent director on the Corporate Governance and Nominating Committee. Mr. Greenacre has served as the Chair of the Committee since its designation by the Board in March 2001 and as a director of Cephalon since 1992. The Board's decision is based, in part, on its view that Mr. Greenacre has been instrumental in implementing significant enhancements over the past few years to the governance of the Board and its committees, including through the development of corporate governance principles, charters for each Committee and annual evaluations of the Board and its committees and the establishment of a Presiding Director of the Board. Mr. Greenacre also has served as a director on the nominating and governance committees of other publicly-traded companies, and he brings a level of experience and thoughtfulness to the Committee that makes him highly qualified to continue to serve in this capacity. Beginning in 2006, Mr. Greenacre will be considered independent within the meaning of SEC regulations, the listing standards of the NASDAQ National Market and the Company's Corporate Governance Guidelines.

        Stock Option and Compensation Committee.    The Stock Option and Compensation Committee (the "Compensation Committee") annually reviews the performance and total compensation package for the Company's executive officers, including the Chief Executive Officer; considers the modification of existing compensation and employee benefit programs, and the adoption of new plans; administers the terms and provisions of the Company's equity compensation plans; and reviews the compensation and benefits of non-employee directors. The charter of the Compensation Committee is available on the Investor section of the Company's website (www.cephalon.com/investor/index.html). The Compensation Committee met five times during 2004. All of the members of the Compensation Committee are independent within the meaning of SEC regulations, the listing standards of the NASDAQ National Market and the Company's Corporate Governance Guidelines.

Who is the Board's Presiding Director?

        In 2003, the Board created a new position of Presiding Director, whose primary responsibility is to preside over the executive sessions of the Board in which management directors and other members of management do not participate. In 2004, the Board met five times in executive session. The Presiding Director also reviews and approves meeting schedules, Board agendas and related information prior to distribution to the Board, and performs such other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. The independent directors of the Board have designated Dr. Feeney to serve in this capacity until Cephalon's 2005 Annual Meeting of Stockholders.

How does the Board select nominees for the Board?

        The Corporate Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee also retains third-party executive search firms to identify candidates from time to time. At the 2005 Annual Meeting of Stockholders, Vaughn M. Kailian is being nominated for election to the Board, filling the vacancy created by the retirement of Dr. Feeney. Mr. Kailian was separately recommended by both a non-management director and the Company's chairman and chief executive officer. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company's Corporate Secretary or any member of the Committee in writing together with the information set forth in Section 2.10 of the Company's bylaws. The Committee also will consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Company's bylaws relating to stockholder nominations as described in "Additional Information—Advance Notice Procedures," below.

        Once the Corporate Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request that a third-party search firm gather additional information about the prospective nominee's background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company's Corporate Governance Guidelines, including:

  •
  the ability of the prospective nominee to represent the best interests of all of the stockholders of the Company;

  •
  the prospective nominee's standards of integrity, ethics, commitment and independence of thought and judgment;

  •
  the prospective nominee's record of professional accomplishment in his/her chosen field;

  •
  the prospective nominee's independence from a material person, financial or professional interest in any present or potential competitor of the Company;

  •
  the prospective nominee's ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties on the Board and its Committees, including the prospective nominee's service on other public company Boards; and

  •
  the extent to which the prospective nominee contributes to the range of talent, skill and expertise currently present on the Board.

        The Corporate Governance and Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

How does the Board determine which directors are considered independent?

        Pursuant to the Company's Corporate Governance Guidelines, the Corporate Governance and Nominating Committee is charged with undertaking an annual review of director independence. Under the Guidelines, at least a majority of the directors must satisfy the "independence" requirements of the Securities Exchange Act of 1934 and the NASDAQ National Market, and all members of the Audit Committee must meet the specific independence requirements for audit committee members under the Sarbanes-Oxley Act of 2002 and the NASDAQ National Market regulations.

        In December 2004, the Corporate Governance and Nominating Committee undertook its review of director independence. During this review, the Committee considered whether any transactions and relationships existed between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Committee also examined whether any transactions or relationships were present between directors and members of the Company's senior management. The purpose of this review was to determine whether such relationships exist and, if so, whether any such relationships or transactions were inconsistent with a determination that the director is independent.

        As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent, with the exception of Dr. Baldino and Mr. Greenacre. Dr. Baldino is considered an inside director because of his employment as a senior executive of the Company. Mr. Greenacre is considered non-independent because he previously was a party to a consulting agreement with the Company. See "Certain relationships and related transactions—What related party transactions involved directors."

How are directors compensated?

        Base Compensation.    Each non-employee director receives an annual retainer of $30,000 and a fee of $3,000 for each Board meeting attended. Non-employee directors who are members of a committee of the Board of Directors receive an additional annual retainer of $10,000 for each such committee on which they serve or $12,000 for each committee that they chair. Dr. Baldino receives no additional remuneration for his service as a director. The Company also reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company business-related expenses. The Company does not provide retirement benefits to non-employee directors under any current program.

        Options.    Under the Company's 2004 Equity Compensation Plan (the "2004 Plan"), each new non-employee director receives a grant to purchase 15,000 shares of Common Stock immediately upon his or her first becoming a member of the Board of Directors. In addition, each non-employee director of the Company in office immediately after the Company's Annual Meeting (including any non-employee director first elected at such meeting) will automatically receive a grant to purchase 10,000 shares of Common Stock. The date of grant of such annual grants will be the date of the Annual Meeting. The Board of Directors will determine the terms of these grants to non-employee directors. Generally, all options granted to non-employee directors prior to May 5, 2002 vest over a four-year period with an exercise price equal to the closing market price of the Company's Common Stock on the date of the grant. However, for annual grants made to non-employee directors on or after May 5, 2002, the Board of Directors determined that such grants will be fully exercisable on the date of grant. The Board of Directors may also grant options to non-employee directors in addition to the automatic grants described above.

        In May 2004, Messrs. Egan, Greenacre and Winger, and Drs. Feeney, Sanders, Witzel and Wilensky each received an annual grant of stock options to purchase 10,000 shares of Common Stock at an exercise price of $45.23 per share, which were immediately exercisable.

Certain relationships and related transactions—What related party transactions involved directors?

        In 2001, the disinterested members of the Board of Directors authorized the execution of a consulting agreement between the Company and Mr. Greenacre. Mr. Greenacre has substantial experience in the pharmaceutical industry, particularly in Europe, and the Board of Directors determined at that time that his expertise would be useful in evaluating prospective acquisitions of European pharmaceutical companies. The original term of the consulting agreement ran from October 1, 2001 to March 31, 2002, and provided for a rate of compensation of $16,700 per month. The consulting agreement subsequently was amended effective as of April 1, 2002, to extend the term through December 31, 2002 and to increase the rate of compensation to $19,200 per month. Pursuant to this agreement, Mr. Greenacre was involved in the evaluation and integration into Cephalon of the French pharmaceutical company Laboratoire L. Lafon and its affiliates, which were acquired by the Company on December 28, 2001; he has since served as a director of several of the Lafon entities. On December 10, 2002, the consulting agreement was amended a second time to allow the term to continue beyond December 31, 2002 and to terminate upon 30 days' written notice of either party. The Company terminated this agreement, effective as of March 31, 2003.

How do stockholders communicate with the Board?

        Stockholders may communicate with the Company's Board of Directors by sending their communications to Cephalon, Inc. Board of Directors, c/o Corporate Secretary, 41 Moores Road, Frazer, PA 19355. The Corporate Governance and Nominating Committee of the Board has approved a process for handling letters received by the Company and addressed to independent members of the Board. Under that process, the Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company's internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Does the Company have a "Code of Ethics"?

        The Company has a Code of Conduct that is applicable to all employees of the Company. The Company also has a Code of Ethics for Financial Officers covering financial and non-financial business practices and procedures and that applies to the Company's Chief Executive Officer, Chief Financial Officer and certain other employees of the Company responsible for accounting and financial reporting. Both of these documents are available on the Investor section of the Company's website (www.cephalon.com/investor/index.html). The Company intends to post amendments to or waivers from its Code of Conduct (to the extent applicable to the Company's chief executive officer, principal financial officer or principal accounting officer) at this location on its website.

Does the Company have a mandatory retirement age for directors?

        No. The Corporate Governance and Nominating Committee conducts a rigorous evaluation of the Board, its committees and the individual directors annually that it believes provides a sound basis for determining if each director continues to be an active and positive contributor to the Board. Directors who do not actively and positively contribute to the Board, regardless of age, will not be nominated for re-election at the Annual Meeting.

Does the Company have a Pre-Approval Policy regarding independent auditor services?

        Under Sarbanes-Oxley, the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor's independence from the Company. To implement these provisions of Sarbanes-Oxley, the SEC has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee's administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Pre-Approval Policy that sets forth the procedures and conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

        Under the policy, the Audit Committee considers whether services performed by the independent auditor are consistent with the SEC's rules on auditor independence. The Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company's business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one factor is necessarily determinative.

        The Pre-Approval Policy provides for the annual pre-approval of specifically described categories of services (Audit, Audit-Related, Tax and All Other) to be performed by the independent auditor and an expected range of fees associated with each such category. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifies a different period. If a proposed service has not been pre-approved as part of the annual pre-approval process, the Committee must specifically pre-approve the service and its expected range of fees. The policy also delegates pre-approval authority to the Chair of the Audit Committee.

How much did the Company pay in fees to its independent auditors?

        During 2004, the Company's independent auditors, PwC, performed certain non-audit services for the Company. The Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining the accountants' independence. Please see "Item 2—Ratification of Appointment of Independent Registered Public Accountants" for further detail regarding aggregate fees billed to us by PwC.

Where can I find more information about the corporate governance practices of the Company?

        Cephalon's corporate governance practices and policies are published on the Investor section of the Company's website (www.cephalon.com/investor/index.html).

  NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOLLOWING REPORTS OF THE AUDIT COMMITTEE AND THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE 26 SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Company's Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board that is designed to comply with rules adopted by the National Association of Securities Dealers, Inc. A copy of the written charter is available on the investor information section of the Company's website (www.cephalon.com/investor/index.html). The current members of the Audit Committee are Mr. Winger (chair), Mr. Egan and Dr. Wilensky.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company's independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes, including the recommendation to the Board of Directors of the selection of the Company's independent accountants.

        The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is "independent" under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee's members in business, financial and accounting matters.

        In this context, the Audit Committee has met and held discussions with management and the independent accountants, including meetings with the independent accountants during which management was not present. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

        Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC.

                      Respectfully submitted,

                       Audit Committee:
                      Dennis L. Winger—Chair
                      William P. Egan
                      Gail R. Wilensky, Ph.D.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Report of the Stock Option and Compensation Committee

        The Compensation Committee annually reviews the performance and total compensation package for all executive officers, considers the modification of existing compensation and employee benefit programs and the adoption of new plans, administers the Company's equity compensation plans and reviews the compensation and benefits of non-employee members of the Board of Directors. The Compensation Committee is composed of three non-employee directors, each of who is deemed to be independent under the listing standards of the NASDAQ National Market.

Executive Compensation Philosophy

        The Compensation Committee believes that a well-designed compensation program should align the goals of the stockholders with the goals of the executive and that a significant part of an executive's compensation, over the long term, should be dependent upon the value created for stockholders. However, the Compensation Committee recognizes that, in the short-term, the market price of the Company's stock will be affected by many factors, some of which may be transient in nature and beyond the control of the Company's executives. This is especially true in the biotechnology industry, which is characterized by a large number of small companies, long product lead times, highly volatile stock prices and, currently, few commercial products. In such an environment, external events, such as negative financial and clinical reports from other members of the biotechnology industry, can have a marked adverse effect on the stock prices of companies within the industry, including Cephalon.

        In order to attract and retain qualified executives in such an environment, the Compensation Committee seeks to create a balanced compensation package by combining components based upon the achievement of long-term value to stockholders with components based upon the execution of shorter-term strategic goals. These shorter-term goals include the achievement of product sales and earnings targets, conducting clinical trials with marketed products to support the approval of new indications and other label expansions, progress in research and drug development programs, and the further growth and development of the organization. The Compensation Committee expects that the achievement of these goals will contribute to the long-term success of the enterprise.

        The Compensation Committee places a greater weight on variable pay incentives and longer-term compensation, rather than base salary compensation. The Compensation Committee believes that putting an increased emphasis on variable pay amounts and long-term incentives aligns the interests of executives with the Company's stockholders. Furthermore, this emphasis enables the Company to attract executives who are willing to sacrifice current earnings and the retirement benefits generally offered by larger employers for potential long-term gains in a less stable and riskier environment. The Compensation Committee believes that stockholders of Cephalon share a similar risk profile.

        The Company has assembled a senior team with considerable biotechnology and pharmaceutical industry experience, and the Compensation Committee believes that executive retention and incentive will be critical in the years ahead as the Company seeks to grow its existing products and move additional product candidates toward commercialization.

Overview of 2004

        The Compensation Committee believes that the executive team made significant progress in 2004 in positioning the Company to deliver long-term stockholder value and meet future challenges.

Specifically, accomplishments in each of the following areas contributed to achieving these strategic goals:

  •
  Achieved total sales of approximately $980.4 million, which exceeded Cephalon's initial public guidance of between $900 and $950 million and which represented a 43 percent increase over 2003;

  •
  Achieved diluted adjusted earnings per share that exceeded initial public guidance;

  •
  Received final approval from the U.S. Food and Drug Administration (FDA) to expand the label for PROVIGIL® (modafinil) Tablets [C-IV] to include improving wakefulness in patients with excessive sleepiness associated with shift work sleep disorder and in patients with obstructive sleep apnea/hypopnea syndrome;

  •
  Successfully completed Phase 3 clinical studies of ATTENACE™ (modafinil), a new proprietary once-daily dosage form of modafinil for the treatment of attention deficit/hyperactivity disorder in children and adolescents and submitted ahead of schedule a supplemental new drug application (sNDA) to the FDA seeking marketing approval of ATTENACE;

  •
  Completed Phase 2 clinical trials of GABITRIL for the treatment of generalized anxiety disorder (GAD) and initiated a Phase 3 clinical program;

  •
  Submitted to the FDA an sNDA seeking regulatory approval of a sugar-free formulation of ACTIQ;

  •
  Completed enrollment of patients in the Phase 2/3 clinical trial of CEP-1347 for the treatment of early stage Parkinson's disease; and

  •
  In addition to the pre-established objectives for the year, the Company also completed the acquisition of CIMA LABS INC. and acquired the ORAVESCENT® fentanyl product candidate.

        The Company also made considerable progress in organizational development by expanding the management team through the addition of experienced executives to the medical affairs, technical operations, and worldwide sales and marketing organizations.

Compensation Components

        The Company competes against biotechnology and pharmaceutical companies in the market for top executives. The Compensation Committee has established three principal categories of compensation for executives: base salary, annual incentive bonus and long-term incentives consisting of incentive stock options and non-qualified stock options (collectively, "Stock Options") and stock awards ("Stock Awards").

        To ensure that the elements of an executive's compensation package remain competitive with other biotechnology and pharmaceutical companies, the Company conducts and subscribes to a number of compensation surveys. The surveys used for these purposes were provided by outside consultants and do not specifically attribute the data to participating companies. Primary comparisons were made with companies of similar revenue size, stage of development, number of employees, and levels of performance. Many of the survey participants are included in the Index of NASDAQ Pharmaceutical Stocks used in the Comparative Stock Performance Graph on page 26 of this proxy statement. The Compensation Committee also engaged an independent compensation consultant with respect to the review of the Company's compensation and equity programs and incentive bonus awards made to executives for 2004.

        Base Salary.    Salaries for experienced executives of biotechnology companies in the Philadelphia metropolitan area are heavily influenced by the salaries paid by the large pharmaceutical companies that maintain executive staffs in the region. The Company routinely competes against these companies in trying to attract qualified candidates and has successfully induced most of its current executives to leave such organizations. The base salaries of Cephalon's executives are set below those levels that would be achieved by executives with similar levels of authority and experience in larger pharmaceutical companies and above the average of those companies of comparable revenue size.

        The Compensation Committee reviews executive base salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year. During this review, the Compensation Committee considers, in addition to the information provided by the salary surveys, the individual executive's contribution to the Company's achievements and changes in role and responsibility of the executive during the year. Because the Company is experiencing rapid growth and internal change, particular care is taken to ensure that expanded responsibilities are recognized in the calculation of base salary. The Compensation Committee believes that the accomplishments described above under the caption "Overview of 2004" and the achievement of individual objectives justified increases to executive base salaries. Executive base salary increases effective on January 1, 2005 ranged from 5% to 16% of base salary.

        In December 2004, the base salary of Dr. Baldino, the Company's Chairman and Chief Executive Officer, was increased to $1,065,000 from $968,000, effective January 1, 2005. The Compensation Committee, with the assistance and advice of an independent compensation consultant, reviewed the results of a survey of executive salaries at other publicly traded biotechnology and pharmaceutical companies of similar size, focus, and stage of development and established Dr. Baldino's salary within the upper half of the range of the comparison group. The Compensation Committee made this adjustment after reviewing the progress made by the Company during 2004, as described previously under "Overview of 2004". The Compensation Committee noted that, among other things, Cephalon expanded its worldwide operations in scope and complexity during the year, and that Dr. Baldino's role had expanded in scope and importance commensurately. The Compensation Committee also noted that there was considerable progress in organizational development with the strengthening of the management team through the addition of experienced executives in medical affairs, technical operations, the worldwide sales and marketing organization and through the acquisition of CIMA LABS INC.

        Annual Incentive Bonus.    The Company's incentive compensation consists of a Management Incentive Compensation Program. Under the program, Company and individual goals are established at the beginning of the year, and include targets for progress in all significant aspects of the Company's business. The Compensation Committee believes that by making a significant portion of the executive's compensation dependant upon achieving and exceeding corporate objectives, it further aligns the interest of executives with stockholders.

        The 2004 bonus award levels under the Management Incentive Compensation Program were 150% of base salary for Dr. Baldino and as much as 80% for Senior Vice Presidents.

        For his performance during 2004, Dr. Baldino was granted an annual cash incentive bonus of $1,452,000 under the Management Incentive Compensation Program. The Compensation Committee reviewed achievements against the pre-established objectives, noting that the Company's previously discussed exceptionally strong performance in 2004 and the additional accomplishment of acquiring CIMA LABS INC. were significant factors in establishing the level of Dr. Baldino's bonus.

        Under an existing deferred compensation plan for executives, individuals holding the title of Vice President or higher may defer receipt to a future year of all, or a portion, of any annual bonus. Interest on the deferred amounts is determined by the Compensation Committee on an annual basis. In 2004, the rate of interest was 10%, and will continue at that rate in 2005.

        Long-Term Incentives.    Long-term incentives for officers and directors have been provided by means of periodic grants of Stock Options and Stock Awards under the 2004 Plan. Officers and directors are not eligible to participate in the 2000 Equity Compensation Plan for Employees and Key Advisors (the "2000 Plan").

        The Company, as part of a broad-based realignment of compensation across the organization determined to grant relatively fewer stock options than in past years to Executive Officers, and instead to increase the size of stock award grants to Executive Officers.

          Stock Options:    Stock Options have exercise prices equal to the fair market value of the underlying shares of Common Stock on the date of grant, vest over a four-year period and expire ten years from the date of grant. The Compensation Committee considers Stock Options to be a valuable and necessary compensation tool that aligns the long-term financial interests of the Company's executives with the financial interests of its stockholders. Further, the vesting provisions of the Plans serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant. Stock Options are granted at the time of employment, and are granted annually at the discretion of the Compensation Committee. The Compensation Committee determines the number of Stock Options to be granted by comparison to other publicly traded biotechnology and pharmaceutical companies at similar stages of development. Some, but not all, of these companies are included in the Index of NASDAQ Pharmaceutical Stocks in the Comparative Stock Performance Graph.

          Stock Awards:    Stock Awards have been granted periodically at the discretion of the Compensation Committee. The Compensation Committee considers Stock Awards to be a valuable and necessary component of the Company's long-term incentives, and that such awards should be reserved for the highest levels of performance and accomplishments. The Stock Awards contain vesting provisions that lapse over four years at the rate of 25% per year, on the anniversary date of the award. No dividends will be paid on such shares until they are vested. However, the Company has never declared or paid dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. The Compensation Committee also may determine in its sole discretion to include certain restrictions on the transfer of shares based on service, performance and/or such other factors or criteria.

        In December 2004, the Compensation Committee granted Dr. Baldino Stock Options to purchase 130,000 shares of Common Stock and a Restricted Stock Award of 90,000 shares of Common Stock. The Committee also granted each of the Company's Senior Vice Presidents Stock Options to purchase 20,000 shares and Restricted Stock Awards ranging between 18,000 to 20,000 shares of Common Stock. The Stock Options and the Restricted Stock Awards vest ratably over four years, on each anniversary of the award. In granting Dr. Baldino's award, the Compensation Committee considered it important that the Company provide a continuing long-term incentive for the retention of Dr. Baldino's services. The Compensation Committee also awarded this grant in recognition of the Company's significant accomplishments in 2004. The Compensation Committee believes that the achievement of both short and long-term objectives over the next few years will place considerable demands on Dr. Baldino and the rest of the executive team, and that the retention and motivation of these individuals is crucial to building long-term value for stockholders.

        Other Compensation.    In 2004, the Compensation Committee continued the Company's historical practice of making Company-matching contributions for all eligible employees under the 401(k) Plan, including the executive team. The Company-matching contribution consisted of $1.00 in cash for each $1.00 of employee contributions under the 401(k) Plan. Matching contributions are made only on employee contributions of up to 6% of the employee's compensation and are subject to further limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"). Because Cephalon does not sponsor a defined benefit pension plan, the 401(k) Plan matching contribution allows Cephalon to remain competitive with other companies in its industry that provide retirement savings vehicles for their executives and employees. Cephalon employees are immediately and fully vested in all matching contributions under the 401(k) Plan.

        In 2001, the Company determined to provide split-dollar life insurance arrangements to the Company's Chairman and Chief Executive Officer and its Senior Vice Presidents. These arrangements provided for a $15,000,000 death benefit for the Chairman and Chief Executive Officer and a $2,000,000 death benefit for each of the Senior Vice Presidents. Under the terms of the arrangements, the Company paid a portion of the policy premiums on the split-dollar life insurance policy, and retained a collateral interest in the policy. However, since the passage of Sarbanes-Oxley Act in July 2002, the Company has not made any additional payments under the split-dollar arrangements. As a result of the uncertainty under the Sarbanes-Oxley Act regarding whether premium contributions to split-dollar agreements are permissible, the Company determined to terminate all of its split-dollar agreements, effective February 2004.

        Section 162(m) of the Code limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1,000,000, except to the extent that any excess compensation qualifies as "performance-based compensation." In accordance with current regulations, the amounts received upon the exercise of Stock Options granted under the 2004 Plan will qualify as "performance-based compensation," but the value of the shares received when Stock Awards become transferable and not subject to a substantial risk of forfeiture will not qualify as "performance-based compensation." Payments under the Company's annual incentive plans described above also are generally subject to the Section 162(m) limits on deductibility and will not qualify as "performance-based compensation," within the meaning of the applicable regulations.

                      Respectfully submitted,

                       Stock Option and Compensation Committee:
                      Robert J. Feeney, Ph.D.—Chair
                      Charles A. Sanders, M.D.
                      Horst Witzel, Dr.-Ing.

Executive Compensation Tables

        The following table summarizes the compensation for the periods ended December 31, 2004, 2003 and 2002 of the Company's Chairman and Chief Executive Officer and the other four most highly compensated executive officers during the last completed fiscal year (collectively, the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name	Year	Salary($)		Bonus($)(1)		Other Annual Compen- sation($)(2)		Restricted Stock Awards($)(3)		Securities Underlying Options Granted(#)	All Other Compen- sation($)(4)
Frank Baldino Jr., Ph.D. Chairman and Chief Executive Officer	2004 2003 2002	$ $ $	968,000 880,000 800,000	$ $ $	1,452,000 880,000 2,408,500	$ $ $	53,965 98,471 88,085	$ $	4,325,400 4,097,000 —	130,000 150,000 300,000	$ $ $	12,300 23,867 20,729
Paul Blake, FRCP(5) Senior Vice President, Clinical Research and Regulatory Affairs	2004 2003 2002	$ $ $	379,100 351,000 325,500	$ $ $	303,300 210,600 403,800	$ $ $	29,659 18,397 20,129	$ $	961,200 964,000 —	20,000 25,000 50,000	$ $ $	12,300 14,345 12,173
J. Kevin Buchi Senior Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	424,000 400,000 335,500	$ $ $	169,600 160,000 424,500	$ $ $	38,633 27,014 30,122	$ $	865,080 723,000 —	20,000 25,000 55,000		$12,300 $13,402 $11,782
Peter E. Grebow, Ph.D(5) Senior Vice President, Worldwide Technical Operations	2004 2003 2002	$ $ $	381,600 346,284 310,600	$ $ $	229,000 144,000 414,300	$ $ $	35,504 32,250 33,199	$ $	865,080 723,000 —	20,000 25,000 50,000	$ $ $	12,300 14,604 12,706
John E. Osborn Senior Vice President, General Counsel and Secretary	2004 2003 2002	$ $ $	381,600 360,000 320,000	$ $ $	305,300 144,000 420,100	$ $ $	38,243 35,759 36,801	$ $	865,080 723,000 —	20,000 25,000 55,500	$ $ $	12,300 13,241 11,702

(1)
Bonuses for 2004 performance were paid on February 23, 2005 and include amounts paid and deferred.

(2)
The amounts shown for certain officers include:

(a)
Automobile allowances in 2004, as follows: Dr. Baldino $21,085; Dr. Blake $13,200; Mr. Buchi $13,200; Dr. Grebow $13,200; and Mr. Osborn $13,200.

(b)
Financial and estate planning advice in 2004, as follows: Dr. Baldino $21,617; Dr. Blake $9,530; Mr. Buchi $15,582; Dr. Grebow $2,666; and Mr. Osborn $15,949.

(c)
Supplemental long-term disability insurance in 2004, as follows: Dr. Baldino $5,946; Dr. Blake $6,929; Mr. Buchi $8,342; Dr. Grebow $5,656; and Mr. Osborn $7,374.

(d)
Executive health care benefit in 2004, as follows: Mr. Buchi $1,509; and Mr. Osborn $1,721.

(e)
Deferred compensation amounts above the 120% applicable federal rate are as follows: Dr. Baldino $5,317; and Dr. Grebow $13,982.

(3)
Dollar amount shown equals the number of shares subject to each Restricted Stock Award multiplied by the per share stock price on the award date. This amount does not take into account any diminution in value attributable to the restrictions applicable to the shares. The Restricted Stock Awards reported in this table were made on December 16, 2004 and December 17, 2003; the stock prices on the date of grants were $48.06 and $48.20, respectively. The shares granted on December 16, 2004 were as follows: Dr. Baldino 90,000; Dr. Blake 20,000; Mr. Buchi 18,000;

  Dr. Grebow 18,000; and Mr. Osborn 18,000. The shares granted on December 17, 2003 were as follows: Dr. Baldino 85,000; Dr. Blake 20,000; Mr. Buchi 15,000; Dr. Grebow 15,000; and Mr. Osborn 15,000. The restrictions on such shares lapse over four years at the rate of 25% per year, on the anniversary of the award. No dividends will be paid on such shares until the applicable restrictions have lapsed. After the lapse of the applicable restrictions on the shares underlying these awards, any dividends would be paid at the same rate as on other shares of Common Stock. However, the Company has never declared or paid dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. There were no Restricted Stock Awards granted to the Named Executive Officers in 2002. As of December 31, 2004 (including the December 16, 2004 restricted stock grants), Drs. Baldino, Blake and Grebow and Messrs. Buchi and Osborn had 153,750; 35,000; 29,250; 29,250; and 29,250 shares, respectively, of unvested restricted stock that had fair market values of $7,822,800; $1,780,800; $1,488,240; $1,488,240; and $1,488,240; respectively. Fair market values are based upon a price of $50.88 per share, which was the closing price of a share of the Common Stock on the NASDAQ National Market on December 31, 2004.

(4)
The amounts shown include Company matching contributions during calendar years 2002, 2003 and 2004 under the Cephalon, Inc. 401(k) Profit Sharing Plan, which covers all of the Company's eligible employees. For 2002 and 2003, all other compensation also includes compensation income recognized by the executive in connection with the split-dollar life insurance arrangement the Company entered into with each executive in 2001. Since passage of the Sarbanes-Oxley Act in July 2002, the Company has not made any additional premium contributions to the life insurance policies underlying the split-dollar arrangement because of the uncertainty regarding whether such premium contributions are permissible under the Act. In February 2004, as a result of the continued uncertainty regarding the permissibility of such future premium contributions by the Company, the Company terminated the split-dollar life insurance arrangement with each executive. For the period between July 2002 and February 2004, the current life insurance premiums that were due on the underlying life insurance policies were paid from the cash surrender value portion of the policies. See page 16 for a summary of these split-dollar arrangements. The compensation recognized for 2003 under the split-dollar life insurance arrangements for each executive is as follows: Dr. Baldino $11,867; Dr. Blake $2,345; Mr. Buchi $1,402; Dr. Grebow $2,604; and Mr. Osborn $1,241. The compensation recognized for 2002 under the split-dollar life insurance arrangements for each executive is as follows: Dr. Baldino $6,561; Dr. Blake $1,173; Mr. Buchi $782; Dr. Grebow $1,706; and Mr. Osborn $702.

(5)
Effective February 14, 2005, Dr. Blake's title became Executive Vice President, Worldwide Clinical Research and Regulatory Affairs, and Dr. Grebow's title became Executive Vice President, Worldwide Technical Operations.

        The following table summarizes stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 2004.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal 2004(2)
Name			Exercise Price ($/Share)	Expiration Date
					5%($)	10%($)
Frank Baldino, Jr., Ph.D.	130,000	16.9%	$48.06	Dec. 15, 2014	$3,929,208	$9,957,384
Paul Blake, FRCP	20,000	2.6%	$48.06	Dec. 15, 2014	$604,494	$1,531,905
J. Kevin Buchi	20,000	2.6%	$48.06	Dec. 15, 2014	$604,494	$1,531,905
Peter E. Grebow, Ph.D.	20,000	2.6%	$48.06	Dec. 15, 2014	$604,494	$1,531,905
John E. Osborn	20,000	2.6%	$48.06	Dec. 15, 2014	$604,494	$1,531,905

(1)
Consists of options granted on December 16, 2004 at an exercise price equal to the fair market value of the Common Stock on such date. These options have a 10-year term, commencing December 2004, are exercisable in cumulative 25% annual installments beginning in December 2005, with full vesting occurring by December 2008. The options are subject to acceleration in the case of a change in control or a corporate transaction, each as defined under the 2004 Plan.

(2)
Based on a total number of options granted to employees in 2004 to purchase 768,950 shares of Common Stock.

(3)
Potential Realizable Values assume that the price of the Common Stock is equal to the exercise price shown for each particular option on the date of grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the 10-year term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an option holder may realize will depend on the extent, if any, to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the option holder's continued employment by the Company throughout the vesting period. The actual value to be realized by the option holder may be greater or less than the values estimated in this table.

        The following table summarizes option exercises during the fiscal year ended December 31, 2004 and the value of exercisable and unexercisable options outstanding at December 31, 2004 for the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2004 (#)		Value of Unexercised In-the- Money Options at December 31, 2004 ($)(2)
Name	Shares Acquired on Exercise(#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank Baldino, Jr., Ph.D.	100,000	$4,135,600	671,000	430,000	$8,143,605	$668,100
Paul Blake, FRCP	—	—	88,250	82,750	$16,750	$106,650
J. Kevin Buchi	—	—	136,848	78,125	$1,101,085	$106,650
Peter E. Grebow, Ph.D.	31,600	$1,003,287	96,850	71,950	$448,080	$106,650
John E. Osborn	30,000	$678,290	97,750	77,750	$16,750	$106,650

(1)
Represents the difference between the market value of underlying securities at exercise date and the exercise price of the options.

(2)
For "in-the-money" options, these amounts are the market value of underlying shares of Common Stock based on the closing price on the NASDAQ National Market on December 31, 2004 ($50.88), minus the exercise price of the option. These amounts are reported before any taxes associated with exercise or subsequent sale of the underlying stock.

Employment Agreements

        On July 25, 2002, the Company entered into an Executive Severance Agreement with Dr. Frank Baldino, Jr., its Chairman and Chief Executive Officer. The agreement provides for compensation and benefits in the event that Dr. Baldino's employment with the Company is terminated prior to a change in control of the Company, on account of a change in control of the Company or on account of a disability, as defined in the agreement. If termination results prior to a change in control of the Company, Dr. Baldino will receive a lump sum payment equal to the sum of (i) three times his annual base salary at the rate in effect immediately before his termination date, (ii) three times his annual bonus, and (iii) the pro rata portion of his annual bonus, based on the number of months worked in the calendar year in which the termination occurs. In addition, Dr. Baldino, and his spouse and dependents, if applicable, will continue to receive the medical and dental coverage in effect on his termination date for a period of 36 months. Dr. Baldino will have outplacement assistance services provided in an amount not to exceed $15,000. If termination results on account of a change in control of the Company, Dr. Baldino will receive the same payments and benefits as above. However, all of Dr. Baldino's stock options and restricted stock held will become fully vested and/or exercisable and will remain exercisable as set forth in the applicable option agreements with the Company. The agreement provides that Dr. Baldino will be grossed-up for any payments he receives in connection with a change in control of the Company if such payments would cause him to pay the excise tax under Section 4999 of the Code. If termination results on account of a disability, Dr. Baldino will only be entitled to receive disability benefits under any disability program maintained by the Company that covers executives, and Dr. Baldino's employment will not be considered to have terminated under the Executive Severance Agreement.

        On July 25, 2002, the Company also entered into Executive Severance Agreements with the other Named Executive Officers and its other three Senior Vice Presidents. The agreements provide for compensation and benefits in the event that the Senior Vice President's employment with the Company is terminated prior to a change in control of the Company, on account of a change in control of the Company or on account of a disability, as defined in the agreement. If termination results prior to a change in control of the Company, a Senior Vice President will receive a lump sum payment equal to the sum of one and a half times his annual base salary at the rate in effect immediately before his termination date. In addition, the Senior Vice President, and his spouse and dependents, if applicable, will continue to receive the medical and dental coverage in effect on his termination date for a period of 18 months. The Senior Vice President will have outplacement assistance services provided in an amount not to exceed $15,000. If termination results on account of a change in control of the Company, the Senior Vice President will receive a lump sum payment equal to the sum of (i) three times his annual base salary at the rate in effect immediately before his termination date, (ii) three times his annual bonus, and (iii) the pro rata portion of his annual bonus, based on the number of months worked in the calendar year in which the termination occurs. In addition, the Senior Vice President, and his spouse and dependents, if applicable, will continue to receive the medical and dental coverage in effect on his termination date for a period of 36 months. All stock options and restricted stock held by the Senior Vice President will become fully vested and/or exercisable and will remain exercisable as set forth in the applicable option agreements with the Company. Outplacement services will remain the same. The agreements provide that the Senior Vice Presidents will be grossed-up for any payments they receive in connection with a change in control of the Company is such payments would cause them to pay the excise tax under Section 4999 of the Code. If termination results on account of a disability, the Senior Vice President will only be entitled to receive disability benefits under any disability program maintained by the Company that covers executives, and the Senior Vice President's employment will not be considered to have terminated under the Executive Severance Agreement.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee are Drs. Feeney, Sanders and Witzel. There are currently no compensation committee interlocks or insider participation on the Compensation Committee.

STOCK OWNERSHIP AND PERFORMANCE

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth the beneficial ownership of the Company's Common Stock as of February 28, 2005 (except as noted) by (i) the Named Executive Officers and the Company's directors; (ii) owners of more than five percent of the outstanding shares of the Company's Common Stock; and (iii) all executive officers and directors as a group. As of February 28, 2005, there were 58,018,639 shares of Common Stock outstanding.

Name	Amount and Nature of Beneficial Ownership (1) (2)	Percentage of Class (3)
Frank Baldino, Jr., Ph.D.	871,113	1.49%
Paul Blake	88,250	*
J. Kevin Buchi	181,984	*
Peter E. Grebow	125,386	*
John E. Osborn	97,750	*
William P. Egan	114,161	*
Robert J. Feeney, Ph.D.	57,500	*
Martyn D. Greenacre	87,700	*
Vaughn M. Kailian	0	*
Charles A. Sanders, M.D.	42,250	*
Gail R. Wilensky, Ph.D.	27,500	*
Dennis L. Winger	13,750	*
Horst Witzel, Dr.-Ing.	47,500	*
Wellington Management Company, LLP (4) 75 State Street Boston, MA 02109	8,068,125	14.0%
FMR Corp. (5) 82 Devonshire Street Boston, MA 02109	7,986,844	13.8%
Mellon Financial Corporation (6) One Mellon Center Pittsburgh, PA 15258	7,721,794	13.4%
UBS Global Asset Management (Americas) Inc. (7) One North Wacker Chicago, IL 60606	6,688,440	11.9%
T. Rowe Price Associates, Inc. (8) 100 E. Pratt Street Baltimore, MD 21202	6,667,934	11.5%
Vanguard Specialized Funds — Vanguard Health Care Fund (9) 100 Vanguard Boulevard Malvern, PA 19355	3,430,800	6.0%

Credit Suisse First Boston (10) 11 Madison Avenue New York, NY 10010	3,291,690	5.5%
Barclays Global Investors, NA (11) 45 Fremont Street San Francisco, CA 94105	3,006,071	5.2%
Putnam, LLC (12) One Post Office Square Boston, MA 02109	2,961,231	5.1%
All executive officers and directors as a group (16 persons)	2,142,715	3.58%

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and means voting or investment power with respect to securities. Except as indicated below, the individuals or groups named in this table have sole voting and investment power with respect to all shares of Common Stock indicated above.

(2)
Includes shares that may be acquired upon the exercise of outstanding options that were exercisable within 60 days of February 28, 2005 as follows: Dr. Baldino 671,000 shares; Dr. Blake 88,250; Mr. Buchi 136,848 shares; Dr. Grebow 96,850; Mr. Osborn 97,750 shares; Mr. Egan 92,500 shares; Dr. Feeney 57,500 shares; Mr. Greenacre 87,500 shares; Dr. Sanders 41,250 shares; Dr. Wilensky 27,500 shares; Mr. Winger 13,750; Dr. Witzel 47,500 shares and all executive officers and directors as a group (16 persons) 1,816,173 shares.

(3)
Shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2005 and shares of Common Stock issuable upon the conversion of the Company's Convertible Subordinated Notes are deemed to be outstanding and beneficially owned by the person or group holding such option or notes, as the case may be, for purposes of computing such person's percentage ownership as of February 28, 2005, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group as of February 28, 2005.

(4)
Information is as of December 31, 2004 and is based upon a Schedule 13G filed by Wellington Management Company, LLP ("WMC") with the SEC on February 14, 2005. WMC is investment adviser with respect to 8,068,125 shares that are held of record by clients of WMC. WMC has shared voting power with respect to 4,096,732 shares and shared dispositive power with respect to 8,068,125 shares.

(5)
Information is as of December 31, 2004 and is based upon a Schedule 13G filed by FMR Corp. ("FMR") and others with the SEC on February 14, 2005 that states the following:

•
Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR, is the beneficial owner of 6,957,513 shares as a result of acting as investment adviser to various investment companies. The number of shares owned by the investment companies at December 31, 2004 included 91,939 resulting from the assumed conversion of $7,447,000 of principal amount of Cephalon's 2.5% Convertible Subordinated Notes due December 15, 2006 (12.346 shares for each $1,000 of principal amount) and 88,495 resulting from the assumed conversion of $5,000,000 principal amount of Cephalon's Zero Coupon Convertible Subordinated Notes due June 15, 2033 (17.699 shares for each $1,000 principal amount). Edward C. Johnson

    III, chairman and stockholder of FMR, and FMR each has sole dispositive power of the 6,957,513 shares owned by Fidelity. Voting power over these shares resides with the Fidelity funds' Boards of Trustees.

  •
  Fidelity Management Trust Company, a wholly owned subsidiary of FMR, is the beneficial owner of 572,989 shares. Mr. Johnson and FMR each have sole dispositive power over these 572,989 shares and sole power to vote or to direct the voting of 451,389 shares. Voting power over the remaining 121,600 of these shares resides with the institutional accounts as reported above.

  •
  Members of the Johnson family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR. Mr. Johnson is Chairman of FMR and Abigail P. Johnson is a Director of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholder's voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

  •
  Fidelity International Limited ("FIL") is the beneficial owner of 456,270 shares. A partnership controlled by Mr. Johnson and members of his family own shares of FIL with the right to cast approximately 39.89% of the total votes. Mr. Johnson is Chairman of FMR and FIL. FMR and FIL are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR has made the filing on Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR and FIL on a joint basis.

(6)
Information is as of December 31, 2004 and is based upon a Schedule 13G filed by Mellon Financial Corporation ("Mellon") and others with the SEC on February 10, 2005. Mellon is a parent holding company for certain banks and asset management subsidiaries that, it stated, beneficially own such shares in their fiduciary capacities. Mellon has sole voting power over 5,679,480 shares, sole dispositive power with respect to 7,645,796 shares, and shared dispositive power over 55,210 shares. Two subsidiaries of Mellon, Mellon Trust of New England, NA, and the Boston Company, Asset Management, LLC (both with the same address as Mellon), have direct or indirect beneficial ownership of 5,701,079 (9.88%) and 2,979,520 (5.16%) shares, respectively.

(7)
Information is as of December 31, 2004 and is based upon a Schedule 13G filed by UBS Global Asset Management (Americas) Inc. ("UBS Global AM") with the SEC on February 17, 2005. UBS Global AM has shared voting power and shared dispositive power over 6,688,440 shares. UBS Global AM is an indirect wholly owned subsidiary of UBS AG. UBS Global AM is a member of the UBS Global Asset Management Business Group of UBS AG. UBS Global Asset Management Business Group is comprised of UBS Global AM's affiliated companies located in numerous offices around the world that provide investment advisory services to their clients. All members of the UBS Global Asset Management Business Group are directly or indirectly owned by UBS AG. The shares being reported by UBS Global AM may be managed by other members of the UBS Global Asset Management Business Group of UBS AG. UBS Global AM has disaffirmed the existence of a group within the meaning of Rule 13d-5(b)(1) and has disclaimed beneficial ownership in any of the shares attributed to it.

(8)
Information is as of December 31, 2004 and is based upon a Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. ("T. Rowe Price") dated February 8, 2005. T. Rowe Price has sole voting power to vote 1,517,041 shares and sole dispositive power over 6,667,934. These securities are owned by various individual and institutional investors through one or more T. Rowe Price Mutual Funds for which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.

(9)
Information is as of December 31, 2004 and is based upon a Schedule 13G filed with the SEC by Vanguard Specialized Funds—Vanguard Health Care Fund ("Vanguard") dated February 10, 2005. Vanguard, in its capacity as investment company, may be deemed to beneficially own 3,430,800 shares that are held of record by clients of Vanguard. Vanguard has sole voting power and shared dispositive power with respect to 3,430,800 shares.

(10)
Information is as of December 31, 2004 and is based upon a Schedule 13G filed on February 14, 2005 that states the following:

•
Credit Suisse First Boston (the "Bank") and its subsidiaries, constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland.

•
The ultimate parent company of the Bank is Credit Suisse Group ("CSG"). CSG and its consolidated subsidiaries are comprised of the CSFB business unit, the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit"). CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

•
CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person and therefore may be needed to beneficially won the shares held by the Reporting Person. CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit each disclaim beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries and/or the Reporting Person, including the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit.

(11)
Information is as of December 31, 2004 and is based upon a Schedule 13G filed by Barclays Global Investors, NA on February 16, 2005. The following affiliates own Cephalon's common stock in the amounts and manner indicated: Barclays Global Investors, NA, beneficial owner of 2,051,650 shares, with sole voting power with respect to 1,794,895 shares and sole dispositive power with respect to 2,051,650 shares; Barclays Global Fund Advisors, beneficial owner of 669,083 shares with sole voting power with respect to 657,013 shares and sole dispositive power with respect to 669,083 shares; Barclays Global Investors, Ltd., beneficial owner of 285,244 shares of with sole voting and dispositive power with respect to 285,244 shares; and Barclays Capital Inc., beneficial owner of 94 shares, with sole voting and dispositive power with respect to 94 shares.

(12)
Information is as of December 31, 2004 and is based upon a Schedule 13G filed by Putnam, LLC d/b/a Putnam Investments ("Putnam") dated February 11, 2005. Putnam is a subsidiary of Marsh & McClennan Companies, Inc., and wholly owns two registered investment advisers: Putnam Investment Management, LLC., which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company, LLC, which is the investment adviser to Putnam's institutional clients. Both subsidiaries have shared dispositive power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund. The Putnam Advisory Company, LLC has shared voting power over the 50,787 shares held by the institutional clients.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that each director and executive officer of the Company, and any other person who owns more than ten percent of the Company's Common Stock, file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such directors, executive officers and greater-than-ten-percent stockholders are required by regulation to furnish the Company with copies of such reports. To the knowledge of the Company, based solely upon its review of reports furnished to it, as well as written representations from its directors and executive officers to the effect that no other such reports were required to be filed, each covered person met all fiscal 2004 Section 16(a) filing requirements.

Comparative Stock Performance Graph

        The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of (i) the NASDAQ Stock Market (U.S.) Index (the "NASDAQ Index"), and (ii) the Index of NASDAQ Pharmaceutical Stocks (the "Pharmaceutical Index"), assuming an investment of $100 on December 31, 1999 in each of the Common Stock of the Company; the stocks comprising the NASDAQ Index; and the stocks comprising the Pharmaceutical Index.

ITEM 1—ELECTION OF DIRECTORS

        Eight directors are to be elected at the 2005 Annual Meeting. The term of each director expires at the next Annual Meeting of Stockholders and each person shall hold office until the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation. The Board of Directors consists of such number of directors as is fixed from time to time by resolution adopted by the Board of Directors as provided in the Company's bylaws. The Board of Directors currently is authorized to have up to eight members.

        The nominees for election as directors of the Company are Drs. Baldino, Sanders, Wilensky and Witzel and Messrs. Egan, Greenacre, Kailian and Winger. All nominees, with the exception of Mr. Kailian, are presently directors of the Company whose current terms expire at the time of the 2005 Annual Meeting. All nominees have consented to be named, and have agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board of Directors, or, as an alternative, the Board may reduce the number of directors to be elected at the meeting or leave the position(s) vacant.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE FOR EACH OF THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTORS.

Name of Director	Age	Principal Occupations During Past Five Years and Certain Directorships	Year First Became Director
Frank Baldino, Jr., Ph.D.	51	Dr. Baldino, founder of the Company, has served as Chief Executive Officer and director since the Company's inception. He was appointed Chairman of the Board of Directors in 1999. He currently serves as a director of Acusphere, Inc., a drug delivery company, NicOx S.A., a pharmaceutical company, Pharmacopeia, Inc., a developer of proprietary technology platforms for pharmaceutical companies, and ViroPharma, Inc., a biopharmaceutical company. Dr. Baldino also holds several adjunct academic appointments and is a trustee of Temple University.	1987
William P. Egan	60	Mr. Egan is a founder and general partner of Alta Communications, a venture capital firm. He founded Alta's predecessor firm, Burr, Egan, Deleage & Co. in 1979 and has identified and backed several of America's leading growth companies in the communications and information industries.	1988

Martyn D. Greenacre	63
		Since July 2004, Mr. Greenacre has served as Chairman of Beijing Med-Pharm Corporation, a pharmaceutical company. Mr. Greenacre also has served since 2002 as Chairman of Life Mist Technologies, Inc., a fire suppression equipment company. From 1997 to 2001, Mr. Greenacre served as Chief Executive Officer and director of Delsys Pharmaceutical Corporation, a formulation and drug delivery system company. From 1993 to 1997, Mr. Greenacre served as President and Chief Executive Officer and as a director of Zynaxis Inc., a biopharmaceutical company. From 1989 to 1992, Mr. Greenacre was Chairman Europe, SmithKline Beecham Pharmaceutical company. He joined SmithKline & French in 1973, where he held positions of increasing responsibility in its European organization. Mr. Greenacre currently serves as a director of Acusphere, Inc., a drug delivery company, Curis, Inc., a biotechnology company, and Immune Response Corp., a vaccine company.	1992
Vaughn M. Kailian	60
		Mr. Kailian is Managing Partner of Deerhaven Partners, a consulting firm. He was Vice Chairperson of the Board of Directors of Millennium Pharmaceuticals, Inc. from February 2002 until December 2004. He served as CEO, President and Director of COR Therapeutics, Inc., a biotechnology company, from 1990 until its acquisition by Millennium in 2002. Prior to this, Mr. Kailian was employed by Marion Merrell Dow, Inc., a pharmaceutical company, and its predecessor companies, in various international and U.S. management, marketing and sales positions from 1967 to 1990, including President and General Manager, Merrell Dow USA and Corporate Vice President of Global Commercial Development, Marion Merrell Dow, Inc. Mr. Kailian currently is the Chairman of the Board of ViaCell, Inc., a biotechnology company, and a director of NicOx, S.A., a pharmaceutical company. He is also a member of the Pharmaceutical Foundation Advisory Council at the University of Texas at Austin and BIO Ventures for Global Health.	N/A

Charles A. Sanders, M.D.	73
		Dr. Sanders is retired from Glaxo, Inc., where he served as Chief Executive Officer from 1989 through 1994 and Chairman of the Board from 1992 through 1995. He also has served on the Board of Directors of Glaxo plc. Previously, Dr. Sanders held a number of positions at Squibb Corporation. Dr. Sanders currently serves as a director of BioPure Corporation, an oxygen therapeutics company, Fisher Scientific International, a provider of equipment, supplies, and services for the clinical laboratory and global scientific research markets, Genentech, Inc., a biopharmaceutical company, Trimeris, Inc., a biopharmaceutical company, and Vertex Pharmaceuticals, a biotechnology company.	2001
Gail R. Wilensky, Ph.D.	61
		Dr. Wilensky serves as a Senior Fellow at Project HOPE, an international health education foundation, which she joined in 1993. From 1997 to 2001, Dr. Wilensky chaired the Medicare Payment Advisory Committee, which advises Congress on all issues relating to Medicare. In November 2004, Dr. Wilensky was appointed as the Vice Chair of the Maryland Health Care Commission. Dr. Wilensky also is an elected member of the Institute of Medicine and its Governing Council, and serves as a trustee of the Combined Benefits Fund of the United Mineworkers of America and the National Opinion Research Center of the University of Chicago. Dr. Wilensky currently serves as a director of Gentiva Health Services, a specialty pharmaceutical and home health care company, ManorCare, a provider of health care services, Quest Diagnostics, Inc., a leading provider of diagnostic testing, information and services, and UnitedHealth Group, a health care company.	2002

Dennis L. Winger	57
		Mr. Winger is designated as the Audit Committee Financial Expert. Mr. Winger currently serves as Senior Vice President and Chief Financial Officer of Applera Corp., a life sciences company, where he is responsible for developing financial and business strategies. He is a member of Applera's Executive Committee. From 1989 to 1997, Mr. Winger served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Chiron Corporation. From 1982 to 1989, Mr. Winger was with Cooper Companies, Inc., where he held positions of increasing responsibility, including that of Chief Financial Officer. Prior to this, Mr. Winger was with Continental Can Company holding a number of positions including Head of Finance for its international division and General Manager of its Latin American Operations. Mr. Winger currently serves as a director of A.P. Pharma, a specialty pharmaceutical company, and Cell Genesys, Inc., a pharmaceutical company.	2003
Horst Witzel, Dr.-Ing	77	From 1986 until his retirement in 1989, Dr. Witzel served as the Chairman of the Board of Executive Directors of Schering A.G., a German pharmaceutical company, and, prior to that, was a member of its Board of Executive Directors in charge of Production and Technology. Dr. Witzel currently serves as Chairman of the Supervisory Board of Revotar Biopharmaceuticals, A.G.	1991

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Board of Directors, on the recommendation of the Audit Committee, has reappointed PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2005, and has further directed that management submit the selection of PwC as independent registered public accountants for ratification by the stockholders at the Annual Meeting. Stockholder ratification of the selection of PwC as our independent registered accountants is not required by our bylaws, Delaware corporate law or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of PwC as independent registered accountants, the Board of Directors will reconsider whether to retain that firm for fiscal 2005.

        PwC has audited our financial statements since their appointment in June 2002. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        The following table sets forth the aggregate fees billed by PwC to us for:

	2003	2004
Audit fees(1)	$668,607	$1,855,078
Audit-Related fees(2)	264,773	582,197
Tax fees(3)	925,940	1,242,894
All other fees(4)	13,433	—

TOTAL	$1,872,753	$3,680,169

(1)
Fees for professional services performed by PwC for the audit of the Company's annual financial statements and review of financial statements included in the Company's 10-Q filings, and services that are normally provided in connection with statutory regulatory filings or engagements. Audit fees in 2004 included fees for the initial audit of the Company's internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, fees associated with the audit of the acquisition of CIMA LABS INC., and other one-time fees for transactions such as debt modifications and debt conversions.

(2)
Fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the Company's financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; attestations by PwC that are not required by statute or regulation; and advice on financial accounting/reporting standards.

(3)
Fees for professional services performed by PwC with respect to tax compliance ($368,936 in 2004 and $44,328 in 2003) and tax advice ($873,958 in 2004 and $881,612 in 2003). This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning and tax audit assistance.

(4)
Fees for other permissible work performed by PwC that does not meet the above category descriptions. Consists of fees for accounting systems implementation advice and integration fees.

        The Audit Committee's policy is to pre-approve the engagement of accountants to render all audit and tax-related services for the Company, as well as any changes to the terms of the engagement. The Audit Committee will also pre-approve all non-audit related services proposed to the provided by the Company's independent auditors. The Audit Committee reviews the terms of the engagement, a description of the engagement, and a budget for the engagement. The request for services must be specific as to the particular services to be provided. Requests are aggregated and submitted to the Audit Committee in one of the following ways: requesting approval of services at a meeting of the Audit Committee, through a written consent or by a designated member of the Audit Committee.

        The affirmative vote of the holders of a majority of the common stock represented at the Annual Meeting is required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITEM 2.

OTHER MATTERS

        The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting in accordance with the Company's bylaws, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment on such matters. The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

ADDITIONAL INFORMATION

"Householding" of Proxy Materials

        Cephalon has adopted a method of delivery for its proxy statement and annual report called "householding" to stockholders. Under this method, the Company delivers only one copy of the proxy materials to one or more stockholders who share the same last name and address (and do not participate in electronic delivery), unless such stockholders have notified the Company that they wish to continue to receive multiple copies. Cephalon adopted the householding method to reduce the amount of duplicative material that its stockholders receive and to lower printing and mailing costs. Householding is in effect for the 2005 Annual Meeting of Stockholders and will remain in effect for all future Annual Meetings.

        If you are a registered stockholder who previously received multiple copies and wish to continue to receive multiple copies of the Company's proxy materials at the same address, additional copies will be provided to you upon request. You may request multiple copies by notifying the Company in writing or verbally that you wish to opt out of the householding program at Investor Relations, Cephalon, Inc., 41 Moores Road, Frazer, Pennsylvania 19355, (610) 738-6376. You may opt out of householding at any time prior to 30 days prior to the mailing of proxy materials in April of each year. If you own the Company's common stock in nominee name (such as through a broker), please notify your broker if you wish to continue to receive multiple copies of the proxy materials.

Proxy Solicitation Costs

        In addition to the use of the mails, proxies may be solicited by telephone by officers, directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also has requested banks, brokers and other custodians, nominees and fiduciaries to solicit proxies from beneficial owners, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

Advance Notice Provisions

        Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to the Secretary of the Company not earlier than the close of business on the one hundred and twentieth day nor later than the close of business on the ninetieth day prior to the first anniversary of the preceding year's Annual Meeting. In addition, any stockholder who wishes to submit a nomination to the Board must deliver written notice of the nomination with this time period and comply with the information requirements in the bylaws relating to stockholder nominations. See "Governance of the Company—How does the Board select nominees for the Board?" for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's proxy statement.

Stockholder Proposals for the 2006 Annual Meeting

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders in 2006 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Secretary of the Company at its offices at 41 Moores Road, Frazer, PA 19355, no later than December 7, 2005.

Annual Report on Form 10-K

        The Company will furnish without charge to each person whose proxy is being solicited, upon the request of such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including the financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to Investor Relations, Cephalon, Inc., 41 Moores Road, Frazer, Pennsylvania 19355, (610) 738-6376. The Annual Report on Form 10-K is being mailed with this proxy statement, but does not constitute a part of this proxy statement.

By Order of the Board of Directors,

JOHN E. OSBORN Secretary

Frazer, Pennsylvania
April 6, 2005

ADMITTANCE SLIP

Please present this slip at the entrance.

Annual Meeting of Stockholders

Place:	Cephalon, Inc. Corporate Offices 41 Moores Road Frazer, PA 19355
Date:	May 18, 2005 9:30 a.m.

CEPHALON, INC.
 41 Moores Rd.
Frazer, Pennsylvania 19355
www.cephalon.com
(610) 344-0200

[FORM OF PROXY CARD]

PROXY PROXY

CEPHALON, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 18, 2005

        The undersigned hereby appoints Frank Baldino, Jr., Ph.D., and John E. Osborn, or either one of them acting singly in the absence of the other, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Cephalon, Inc. to be held on May 18, 2005, and any postponements or adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on any other matters properly brought before the Annual Meeting of Stockholders to be held on May 18, 2005 or any postponements or adjournments thereof, all as set forth in the proxy statement dated April 6, 2005.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CEPHALON, INC.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Please mark    ☒    your votes as indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

		FOR all nominees	WITHHOLD for all nominees

1.
ELECTION OF DIRECTORS
Nominees: Frank Baldino, Jr., Ph.D., William P. Egan,
Martyn D. Greenacre, Vaughn M. Kailian,
Charles A. Sanders, M.D., Gail R. Wilensky, Ph.D.,
	Dennis L. Winger and Horst Witzel, Dr.-Ing.	☐	☐
WITHHOLD for the following only: (In the space below, write in the name of the nominee(s) for whom you wish to WITHHOLD)

		FOR	WITHHOLD	ASBTAIN
2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005	☐	☐	☐
3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.
I PLAN TO ATTEND MEETING ☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, WHEN A DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED AT THE MEETING FOR ALL NOMINEES NAMED IN ITEM 1 AND FOR THE RATIFICATION OF ITEM 2 AND WILL GRANT AUTHORITY TO THE PROXYHOLDER TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF CEPHALON, INC.
Signature(s)	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT
VOTE TODAY IN ONE OF THREE WAYS:

1.
VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

  Call toll-free in the U.S. or Canada at
   1-866-626-4508 on a touch-tone telephone

OR

2.
VOTE BY INTERNET:

  Log-on to www.votestock.com
  Enter your control number printed below
  Vote your proxy by checking the appropriate boxes
  Click on "Accept Vote"

OR

3.
VOTE BY MAIL: If you do not wish to vote by telephone or over the internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.

QuickLinks

CEPHALON, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 18, 2005
EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR OTHERWISE VOTE VIA THE INTERNET OR BY TELEPHONE IN THE MANNER DESCRIBED ON THE PROXY CARD. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.
TABLE OF CONTENTS
CEPHALON, INC. 41 Moores Road Frazer, PA 19355
PROXY STATEMENT
ABOUT THE MEETING
GOVERNANCE OF THE COMPANY
REPORT OF THE AUDIT COMMITTEE
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
STOCK OWNERSHIP AND PERFORMANCE
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTORS.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITEM 2.
OTHER MATTERS
ADDITIONAL INFORMATION
YOUR VOTE IS IMPORTANT VOTE TODAY IN ONE OF THREE WAYS
YOUR CONTROL NUMBER IS